Exhibit 99.1

United Rentals, Inc. 100 First Stamford Place Stamford, CT 06902 tel: 203 622-3131 fax: 203 622-6080 ur.com

UNITED RENTALS TO ACQUIRE NATIONAL PUMP

•	Acquisition of a leading independent pump rental company in North America

•	High return specialty rental business with LTM[1] adjusted EBITDA margin of 49%, OEC of $215 million and dollar utilization of 80%

•	Plans to double size of pump business within 5 years

•	Expands product offering, strengthening United Rentals’ specialty rental business and supports strategy of expanding higher margin and higher return assets

•	Provides significant cross-selling and expansion opportunities and increases penetration of important energy-related end markets

•	Accretive to free cash flow and EPS

•	ROIC of National Pump projected to exceed United Rentals’ cost of capital within 18 months and exceed 10% hurdle rate in 2016

STAMFORD, Conn. and BEAUMONT, Texas, – March 9, 2014 – United Rentals, Inc. (NYSE: URI) announced today that it has entered into a definitive asset purchase agreement to acquire National Pump, the second largest specialty pump rental company in North America.* Under the terms of the agreement, United Rentals will also acquire GulfCo, a two branch general rental business also based in Texas. The combined purchase price for the assets is approximately $780 million. The Board of Directors of United Rentals and the partners of National Pump unanimously approved the proposed transaction.

With National Pump, United Rentals enters the pump rental segment, one of the largest and highest growth specialty markets. The company has been executing its strategy of expanding its specialty businesses, and this acquisition provides another significant product line with attractive margins and returns. In addition, National Pump will offer significant cross-selling opportunities with both United Rentals’ and National Pump’s customer bases.

Michael Kneeland, President and Chief Executive Officer of United Rentals, said, “This transaction is an important step in our strategy to create a company that delivers strong financial returns through the cycle. We have been executing against a plan to strengthen and diversify our business, as demonstrated by our 18 specialty cold starts in 2013 and 13 planned for 2014. National Pump provides an attractive new specialty offering which increases our penetration in growing end markets and advances over time our financial goals of delivering strong free cash flow and improved returns.”

[1]	LTM refers to twelve month period ended 2/28/14
*	United Rentals is acquiring assets of the following four entities: National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC (collectively “National Pump”)

Kneeland continued, “Loddie Naymola and his team have done an outstanding job of building National Pump into the number two pump rental player and the leading provider to the oil and gas end market. We are pleased that key members of the senior management team are joining United Rentals and remain committed to growing the business. We see tremendous opportunities for National Pump and are eager to apply our standards for operational excellence, financial resources, and scale advantages to help National Pump realize its full potential.”

National Pump was founded in 2007 and has grown at over 50% annually, from 2010 through 2013. The acquired assets recorded LTM revenue of $211 million and adjusted EBITDA of $103 million, representing an adjusted EBITDA margin of 49% on a fleet with an original equipment cost of $215 million. More than three quarters of National Pump’s fleet is made up of pumps used in high value applications across a broad set of end markets. National Pump is a leading supplier of pumps for energy and petrochemical customers, with upstream oil and gas customers representing about 50% of its revenue. National Pump has grown revenue through a combination of new locations and a differentiated customer service offering, including customized pump configurations, best-in-class customer support, specialized training, and a strong safety record. National Pump has a total of 35 branches, including four branches in western Canada.

National Pump will become part of the United Rentals Specialty Division under the leadership of Paul McDonnell, Senior Vice President of Specialty Rentals.

McDonnell said, “The addition of pumps gives customers another compelling reason to turn to United Rentals for their equipment needs. We have worked with National Pump management to develop a plan to double the size of our new pump business within five years, and we are ready to implement it.”

Transaction Details

Under the terms of the asset purchase agreement, United Rentals will acquire National Pump for a purchase price of $780 million comprised of $765 million in cash and $15 million in stock. The transaction structure also provides for additional cash consideration based on achievement of certain financial targets. The maximum payouts for these periods is $75 million if LTM adjusted EBITDA reaches $134 million twelve months post-closing and an additional $50 million if LTM adjusted EBITDA reaches $161 million eighteen months post-closing.

United Rentals expects to receive a cash tax benefit with a net present value of approximately $110 million as a result of the acquisition. The purchase price represents a multiple of 7.6x LTM adjusted EBITDA on a gross basis and 6.5x LTM adjusted EBITDA net of the tax benefit.

The deal is expected to be accretive to United Rentals’ free cash flow and earnings per share in 2014. The ROIC of National Pump is expected to exceed URI’s cost of capital within 18 months, and exceed its 10% hurdle rate in 2016. The transaction will be funded by existing cash and new debt.

The proposed transaction is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. United Rentals expects the transaction to close early in the second quarter of 2014.

Updated Financial Outlook

The transaction will modestly increase United Rentals’ leverage (defined as net debt divided by LTM adjusted EBITDA) by about 0.2x. However, leverage is anticipated to decline to about 2.9x by year end, as compared to 3.0x at year end 2013.

United Rentals is updating its current guidance:

•	2014 revenue in the range of $5.45 billion to $5.65 billion

•	2014 adjusted EBITDA in the range of $2.55 billion to $2.65 billion

•	Free cash flow in the range of $425 million to $475 million

•	Gross capex of $1.7 billion, includes additional fleet purchases for the acquisition

The company said its current intention is to complete its $500 million authorized stock repurchase program by April 2015.

Centerview Partners and Morgan Stanley & Co. LLC acted as financial advisors to United Rentals, and Sullivan & Cromwell LLP acted as United Rentals’ legal advisor. Fulbright & Jaworski LLP acted as National Pump’s legal advisors.

Investor Conference Call / Webcast

An investor presentation will be available today on the Investor Relations section on United Rentals’ website under the “Investor Presentations” tab.

United Rentals will hold an analyst and investor conference call/webcast tomorrow, Monday, March 10, at 11:00 a.m. ET to discuss the acquisition. The webcast can be accessed on the Investor Relations section on United Rentals’ website http://www.ur.com/investor.

The conference call can be accessed by dialing either 866-238-1640 in the United States or 703-639-1161 outside of the United States. A replay of the call will be available within 24 hours.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of the acquired RSC fleet and inventory, and the gain on sale of subsidiaries. The company believes that these non-GAAP financial measures provide useful information about operating performance and period-over-period growth. However, such measures should not be considered as alternatives to net income under GAAP as indicators of operating performance. Information reconciling these forward looking measurements is unavailable to the company without unreasonable effort. A reconciliation between National Pump net income and EBITDA and adjusted EBITDA is provided in the investor presentation available on the company’s website.

About United Rentals

United Rentals is the largest equipment rental company in the world, with an integrated network of 832 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 11,850 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,100 classes of equipment for rent with a total original cost of $7.73 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement, including the updated financial outlook set forth above and any such statement concerning the completion and anticipated benefits of the proposed transaction, can be guaranteed, and actual results may differ materially from those projected. United Rentals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by United Rentals, as well as the possibility that (1) United Rentals may be unable to obtain regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the acquisition as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of United Rentals and National Pump, including, without limitation, problems associated with the potential loss of any key employees of National Pump; (4) the proposed transaction may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues that we fail to discover during the due diligence investigation of National

Pump or that are not subject to indemnification or reimbursement by National Pump, as well as potential unfavorable accounting treatment and unexpected increases in taxes; (5) our business may suffer as a result of uncertainty surrounding the proposed transaction, any adverse effects on our ability to maintain relationships with customers, employees and suppliers, or the inherent risk associated with entering a geographic area or line of business in which we have no or limited experience; and (6) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals. United Rentals gives no assurance that it will achieve its expectations and does not assume any responsibility for the accuracy and completeness of the forward-looking statements.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of United Rentals described in the “Risk Factors” section of its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. All forward-looking statements included in this document are based upon information available to United Rentals on the date hereof; and United Rentals assumes no obligations to update or revise any such forward-looking statements.

This communication is not intended to be a recommendation to buy, sell or hold securities and does not constitute an offer for the sale of, or the solicitation of an offer to buy securities in any jurisdiction, including the United States. Any such offer will only be made by means of a prospectus or offering memorandum, and in compliance with applicable securities laws.

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Contact:

Fred Bratman

Senior Vice President of Investor Relations

and Corporate Communications

Office: (203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com